UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934





Date of Report (Date of earliest event reported):   October 22, 1997



                            USX Corporation
                            ---------------
    (Exact name of registration as specified in its charter)


Delaware                     1-5153                 25-0996816
--------                     ------                 ----------
(State or other            (Commission            (IRS Employer
jurisdiction of             File Number)        Identification No.)
incorporation)



600 Grant Street, Pittsburgh, PA                      15219-4776
--------------------------------                      ----------
(Address of principal executive offices)              (Zip Code)


                               (412) 433-1121
                               --------------
                     (Registrant's telephone number,
                            including area code)






Item 2.  Acquisition or Disposition of Assets.

On October 22, 1997, USX Corporation announced that it had entered into a definitive agreement for USX to sell its stock in Delhi Gas Pipeline Corporation and the other subsidiaries of USX that comprise all of the Delhi Group to Koch Midstream Enterprises, Inc., an affiliate of Koch Industries, Inc. The transaction involves a gross purchase price of $762 million, which, based upon September 30, 1997, financial information, USX estimates will result in net proceeds available for distribution to the holders of USX-Delhi Common Stock ("Delhi Stock") of between $19 and $21 cash per share of Delhi Stock.

The net proceeds are calculated in accordance with USX's Restated Certificate of Incorporation (the "USX Certificate") which (in relevant part) defines net proceeds as an amount equal to the gross proceeds of a disposition after any payment of, or reasonable provision for, (i) any taxes payable by the Corporation in respect of such disposition, (ii) any taxes payable by the Corporation in respect of any dividend or redemption, (iii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, and (iv) any liabilities (contingent or otherwise) of, or allocated to, the Delhi Group, including, without limitation, any indemnity obligations incurred in connection with the disposition.

Set forth below is a sample calculation of the midpoint of the $19 to $21 per share estimated range of net proceeds which is based on Delhi Group data as of
September 30, 1997.   The estimate of the net proceeds included herein is a
forward-looking statement.   A number of the factors used in the calculation may
change between September 30 and the effective date including, among other things, the amount of debt attributed to the Delhi Group, which is impacted by the Delhi Group's cash flow through the effective date, and the taxes to be incurred, which are impacted by changes in the tax basis of the Delhi Group's
assets after September 30.   Actual net proceeds will be based on data as of the
effective date, currently expected to be October 31, 1997.   Accordingly, the
actual net proceeds may vary from the estimated range set forth below.

                                                                 $ Millions
                                                                 ----------
     Gross Purchase Price                                             $762
     Less:   Estimated adjustments to purchase price for
             liabilities retained by the Delhi Companies                27
                                                                      ----
     Estimated Adjusted Purchase Price                                $735

     Less:   Estimated attributed debt, preferred stock, transaction
             costs and other liabilities of the Delhi Group            317
     Less:   Estimated taxes payable1                                  220
                                                                      ----
     Estimated net proceeds                                           $198

     Estimated net proceeds per share available for distribution2    $  20

Under the USX Certificate, USX is required to elect one of three options to return the value of the net proceeds received in the transaction to the Delhi Group shareholders within sixty days of the closing of the transaction.

-----------------
[FN]
1-Based on estimated tax basis of $165 million at September 30, 1997, and assuming a tax rate of 38.5%.
2-Based on 9.45 million shares outstanding at September 30, 1997, and assuming the settlement of outstanding employee stock options to purchase approximately 409,000 shares of Delhi Stock.
                                       -2-
Following is an excerpted summary of the three options:

      USX is required to

   (A)declare and pay a dividend to the holders of Delhi Stock in an amount equal to the net proceeds of such disposition; or

   (B)redeem the outstanding shares of Delhi Stock with such net proceeds; or

   (C)exchange each outstanding share of Delhi Stock for a number of fully paid and nonassessable shares of Marathon Stock equal to 110% of the average daily ratio of the market value of one share of Delhi Stock to the market value of one share of Marathon Stock during a specified ten-business day period.

Of the three options, USX currently anticipates that it will elect to use the
net proceeds to redeem all shares of Delhi Stock.   USX is required to give
public notice of which option it has elected not less than thirty or more than
sixty days after the closing.   Due to the time required to finalize the
calculation of the net proceeds, USX anticipates that it will give the required notice thirty days after the closing of the transaction.

The transaction is subject to the receipt of Hart-Scott-Rodino approval and
other customary conditions.   The parties expect the closing to occur in
November.

Lehman Brothers acted as financial advisor to USX in conjunction with the transaction.


Item 7.  Financial Statements and Exhibits.

       (c)  Exhibits

            2.  Stock Purchase and Sale Agreement.

            99. Press Release



                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            USX CORPORATION


                            By /s/ Kenneth L. Matheny
                            --------------------------------
                                   Kenneth L. Matheny
                                   Vice President & Comptroller


Dated:   October 23, 1997
                                       -3-